QHSLAB, INC. CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into November 1st, 2024 (the "Effective Date") by and between QHSLab, Inc. a Nevada Corporation (the "Company"), and Juan D. Oms with adress 8271 NW 34th Dr Doral Fl 33122 ("Consultant").

WHEREAS, the Consultant has been selected based on the Consultant's extensive medical, scientific, technical, business and other knowledge and experience related to the Company's business and operations. The Consultant is willing to provide Services (as defined below) to the Company and the Company desires to receive such Services provided by the Consultant under the terms and subject to the conditions described herein.

NOW, THEREFORE, the Company and Consultant agree to the following:

1. Consulting Services. Commencing on date hereof, the Company retains Consultant, and Consultant hereby agrees to serve, as a consultant to the Company. The consultant agrees to diligently provide the following services for the benefit of the Company: a) offer guidance and services related to medical, research, and technological developments that may impact the Company's operations, or as deemed appropriate by either the Company or the Consultant; b) develop, review, and provide feedback on the Company's medical education and related communication initiatives; c) advise on business development, sales, and marketing strategies pertinent to the Company's activities, or as deemed appropriate by either the Company or the Consultant; d) develop, review, and provide feedback on communication strategies for corporate and medical relations, including presentations and related materials; e) communicate directly with current customers, strategic partners, and potential customers through telephone, internet, email, and in-person interactions; f) create a database of potential customers for the Company and g) provide consulting services as requested by the Company, including informal consultations in person, over the phone or internet, or via email. The consultant commits to these responsibilities on a best-effort basis. For the purposes of this Agreement, the "Business of the Company" refers to a medical device technology and Software as a Service (SaaS) company. We are dedicated to helping primary care physicians (PCPs) enhance their revenue by equipping them with targeted, value-based tools. These tools assist in evaluating and managing chronic diseases and enable the provision of preventive care through reimbursable procedures. Traditionally, our physician clients might have referred patients with chronic conditions to specialists. Our products empower them to diagnose and treat such patients directly, thereby boosting their practice revenue. To support this, we provide PCPs with the necessary software, training, and medical devices to implement value-based healthcare practices. This includes informatics and personalized medicine algorithms, as well as digital therapeutics. Additionally, our solutions facilitate both virtual and point-of-care clinical decision-making and remote patient monitoring. These services cater to both chronic care management and preventive medicine and are reimbursable to the medical practice.

2. Reimbursement and Compensation.

(a) Share Payment. The Company shall pay a onetime stock payment of 100,000 shares of common stock of the Company (the "Share Payment"). Hundred and Thousand shares of common stock will be issued by the Company, within 30 days after this agreement is signed and will be fully earned as of the date of issuance.

(b) The Company will reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in providing Services at the Company's request from time to time, provided that such expenses conform to the Company's policies and have been approved in advance by an officer of the Company.

3. **Independent Contractor.**

(a) Consultant's relationship with the Company is that of an independent contractor and not that of an employee. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant's fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Consultant due to activities performed or payments or grants received hereunder will be the sole responsibility of Consultant.

(b) The Consultant's role, responsibilities, and scope of work are outlined explicitly in Annex I, which is attached to this agreement and forms an integral part of the contractual obligations.

4. **Confidentiality.** Consultant agrees as follows:

(a) At all times during the term of Consultant's association with the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Confidential Company Information (as defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant's performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.

(b) The term "Confidential Company Information" shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company or entrusted to it in confidence by third parties. By way of illustration but not limitation, Confidential Company Information includes: (i) any and all inventions, ideas, software, data bases, customer and patient information, samples, specimens, media, prototypes, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques, as well as procedures and formulations for producing or testing any thereof; and (ii) information regarding research or development plans, protocols or results; new products and product plans; marketing and selling plans and results; business plans; unpublished budgets and financial information; non-public information about licenses, collaborations, prices, costs, suppliers or customers, in each case whether actual or prospective.

(c) Consultant's agreements in this Section 5 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

5. **Noncompetition and Nonsolicitation of Employees.**

(a) During the term of this Agreement, Consultant promptly will notify the Company of any activity that Consultant is engaged in, or anticipates engaging in, which competes in any way with the Business of the Company. In the event that Consultant is engaged, or intends to engage, in any activity that competes with the Business of the Company, the Company may elect to terminate Consultant's Services immediately.

(b) During the term of this Agreement and for six (6) months after its termination or expiration, Consultant will not recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company, nor encourage or assist others to do so. During the term of this Agreement and for one (1) year after its termination or expiration, Consultant will not solicit or induce any customer of the Company to cease conducting business with the Company or seek similar services from a competitor of the Company, nor encourage or assist others to do so.

(c) If any restriction set forth in Section 5(a) or 5(b) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities and geographic area as to which it may be enforceable.

6. **No Violation of Third-Party Rights.** Consultant represents and warrants that the Services to be performed by Consultant under this Agreement will not misappropriate any intellectual property or other rights of any third party. Consultant agrees not to bring to the Company or to use in the performance of Services any confidential information of any third party, unless Consultant has authorization from such third party for the possession and unrestricted use thereof.

7. **Term and Termination.**

(a) Unless sooner terminated as provided herein, the term of Consultant's appointment and Services under this Agreement shall be twenty four (24) months starting on the Effective Date (the "Term"). If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement, both of which must be done in writing. The Company may terminate the Term at any time upon fifteen (15) days' prior notice, with or without cause.

(b) The obligations set forth in Sections 4, 5(b), 6, 8, 10 and 11 will survive any termination or expiration of this Agreement. Upon termination or expiration of this Agreement, Consultant will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Company Information.

8. **Limitation of Liability; Indemnification.** The Consultant shall have no liability or obligations to the Company whatsoever for any actions or omissions taken in his capacities as such. In the event Consultant is made, or threatened to be made, a party to any threatened, pending, or contemplated action or proceeding, whether civil, criminal, administrative, or investigative, arising out of or related to the Services, Consultant shall be indemnified by the Company, and the Company shall advance to Consultant related expenses incurred in defense of such action, to the fullest extent permitted by applicable law (including, but not limited to, under the applicable laws of the State of Delaware). The Company acknowledges that the foregoing indemnification is a material inducement to Consultant to provide the Services and that Consultant would not agree to serve on the Consultancy in the absence of the foregoing indemnification.

9. **Assignment; Third-Party Beneficiary.** This Agreement shall bind and benefit the parties and their respective successors, heirs, executors, and administrators; provided, however, that Consultant shall not subcontract, assign or delegate Consultant's obligations under this Agreement, either in whole or in part, and any attempt to do so will be void.

10. **Remedies.** Because the Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Company Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post any bond that might otherwise have to be provided, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11. **Miscellaneous.** This Agreement shall be governed by and construed according to the laws of the state of Florida, without regard to any conflicts of laws rules to the contrary. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information. This Agreement

constitutes the final, exclusive, and complete understanding and agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous understandings and agreements regarding that subject matter. This Agreement may be amended or modified only in a writing signed by both parties. No waiver hereunder shall be enforceable unless in a written document signed by the party to be bound, nor shall any waiver in one instance constitute a waiver of any other breach of the same or any other provision of this Agreement. Any notices required or permitted hereunder shall be directed to the addresses listed on the signature page of this Agreement, or to such other address as the intended recipient shall specify in writing pursuant to this notice provision. Notices shall be deemed given upon actual delivery or three (3) days after the date of mailing if sent by certified or registered mail. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement as of the Effective Date.

QHSLab, Inc.

By: */s/:*_________________________________
Name: Troy Grogan
Title: President

Address: 901 Northpoint Parkway, Suite 302 West Palm Beach FLORIDA 33407

CONSULTANT

____
Name:

Address:

Annex I

Medical Advisor:
Behavioral Health

Juan D. MD, FAPA

Company: QHSLab, Inc.
Department: Research & Development
Direction of: Chief Executive Officer, Chief Scientific Officer / VP Medical & Scientific Affairs
Location: Remote/Hybrid
Duration: Part-time, ongoing

At QHSLab, we are dedicated to developing patient-centered digital health solutions that enhance clinical decision-making and improve patient outcomes. Our focus on behavioral health is central to our mission of integrating mental and physical health into a seamless, evidence-based care platform. We are looking for a Medical Advisor specializing in Behavioral Health to support the development of innovative digital therapeutics tools designed to address mental health conditions such as anxiety, depression, and substance use disorders. The ideal candidate will work closely with our development and research teams to provide clinical insight and ensure the highest standards of patient care.

Responsibilities:

- Serve as a subject matter expert on behavioral health, providing clinical expertise to support product development and innovation.
- Review and validate digital tools aimed at diagnosing and treating mental health conditions, ensuring alignment with best practices.
- Collaborate with interdisciplinary teams to integrate behavioral health tools into a digital healthcare platform that addresses both mental and physical health.
- Lead and contribute to research initiatives focused on behavioral health interventions and population health strategies.
- Advise on regulatory compliance for behavioral health tools, including FDA and EMA regulations for software as a medical device.
- Support clinical trials and research projects as needed, bringing clinical and academic insights to product testing and validation.
- Assist in the preparation of regulatory documents for submission to FDA and EMA for medical devices and software as medical devices in the behavioral health space.
- Contribute to educational content and professional development programs related to behavioral health for both internal teams and healthcare providers.

- Present findings and updates to internal and external stakeholders, including at conferences and in publications.
- Other duties relevant to the areas of experience as assigned.

Qualifications:

- MD in Psychiatry or related field, with Board Certification from the American Board of Psychiatry and Neurology.
- Significant experience in behavioral health, with a strong clinical and academic background in treating mental health conditions.
- Leadership experience in psychiatry programs, with a proven ability to lead teams and manage clinical research initiatives.
- Experience in regulatory aspects of medical devices and software, particularly in compliance with FDA and EMA standards.
- Strong background in clinical research, with experience in clinical trials and grants.
- Excellent communication skills, with the ability to collaborate effectively across multidisciplinary teams.
- Familiarity with digital health tools and AI-driven health applications is a plus.

Leadership Roles:

- Collaborate with a pioneering team at the intersection of digital medicine and behavioral health.
- Influence the development of cutting-edge digital tools designed to improve patient outcomes in behavioral health.
- Lead regulatory efforts and help bring innovative behavioral health solutions to market.
- Participate in shaping the future of digital healthcare and expanding access to mental health resources.